UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2023

RUBICON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33834	36-4419301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 East Green Street Bensenville, Illinois	60106
(Address of principal executive offices)	(Zip Code)

(847) 295-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
None	N/A	N/A

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Joseph Ferrara as Executive Officer and Chief Financial Officer

On February 24, 2023, the Board of Directors (the “Board”) of Rubicon Technology, Inc. (the “Company”) appointed Joseph Ferrara as the Company’s Executive Officer and Chief Financial Officer, effective immediately. The Board also approved an annual salary of $200,000 for Mr. Ferrara and a bonus with terms to be agreed upon at a later date, subject to the Company’s customary compensation policies. Mr. Ferrara was previously the Company’s Senior Financial Consultant.

Resignation of Timothy E. Brog as Director

On February 20, 2023, Timothy E. Brog, the former Chief Executive Officer, President and Acting Chief Financial Officer of the Company, tendered his resignation as a member of the Board. The resignation was effective upon the receipt by Mr. Brog of a settlement payment pursuant to the Separation Agreement (as defined below), which occurred on February 22, 2023. Mr. Brog’s resignation from the Company as Chief Executive Officer, President and Acting Chief Financial Officer was previously announced on December 12, 2022 and was effective on January 6, 2023. Mr. Brog’s resignation as a member of the Board was not the result of any disagreements with the Company on any matters relating to its operations, policies or practices.

Confidential Separation Agreement and General Release for Timothy E. Brog

On February 20, 2023, the Company entered into a Confidential Separation Agreement and General Release (the “Separation Agreement”) with Mr. Brog, in connection with Mr. Brog’s resignation from the Company as Chief Executive Officer, President and Acting Chief Financial Officer. Pursuant to the Separation Agreement, Mr. Brog is entitled to receive, among other things, a payment of $112,000 for the assignment to the Company by Mr. Brog of 57,593 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), held by Mr. Brog. The Separation Agreement also contains a general release of claims against the Company, as well as certain other customary covenants, including covenants pertaining to non-disparagement and confidentiality.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 20, 2023, the Board adopted the Third Amended and Restated Bylaws of the Company (the “Amended and Restated Bylaws”). This action was taken by means of an action by unanimous written consent of the Board in lieu of a special meeting. The Amended and Restated Bylaws were effective immediately and included, among other things, the following changes:

●	A requirement that at least 50% of the members of the Board will satisfy the “independence” requirements under the NASDAQ Stock Market LLC Rules;

●	A requirement that the Company shall take all commercially reasonable actions in order for the Common Stock to be listed on the OTCQB or a national securities exchange until the earlier of (a) December 31, 2026 or (b) one stockholder owns greater than 85% of the outstanding shares of Common Stock, and in the event that the Company suspends the registration of the Common Stock under the Securities Exchange Act of 1934, as amended, the Company will prepare and publish on its website reports or disclosure in writing that are substantially equivalent to Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K;

●	A requirement that any transaction or series of transactions in an amount greater than $50,000 involving the Company and any of its officers, directors, stockholders that own greater than 5% of its outstanding shares of Commons Stock or any entities affiliated with such parties, must be approved by a majority of the disinterested members of the Board and the terms of such transaction must be disclosed in writing to stockholders within five business days of the closing or completion of such transaction in a report or other disclosure that is substantially equivalent to a Current Report on Form 8-K;

●	A requirement that any action taken by the Company or any stockholder that would result in a stockholder owning greater than 49% (an “Above 49% Stockholder”) of the outstanding shares of Common Stock, would require the approval of a majority of stockholders of the Common Stock, excluding such Above 49% Stockholder and any entity or person(s) affiliated with such Above 49% Stockholder; and

●	A clarification that the changes described above can only be amended by the approval of stockholders holding greater than 75% of the outstanding shares of Common Stock.

The foregoing description of the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
3.1	Third Amended and Restated Bylaws of Rubicon Technology, Inc.
10.1	Confidential Separation Agreement and General Release, dated February 20, 2023, by and between Timothy E. Brog and Rubicon Technology, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBICON TECHNOLOGY, INC.
Dated: February 24, 2023
	By:	/s/ Joseph Ferrara
	Name:	Joseph Ferrara
	Title:	Executive Officer and Chief Financial Officer

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